                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                         Central Sprinkler Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               [GRAPHIC OMITTED]


                         CENTRAL SPRINKLER CORPORATION

                             ---------------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 9, 1998

                            ---------------------
TO OUR SHAREHOLDERS:

     You are invited to be present either in person or by proxy at the Annual Meeting of Shareholders of Central Sprinkler Corporation (the "Company") to be held at the Company's executive offices, 451 North Cannon Avenue, Lansdale, Pennsylvania on Monday, March 9, 1998 at 11:00 a.m. for the following purposes:

       1. To elect nine directors to serve for one-year terms and until their successors are elected and qualified;

       2. To consider and act upon a proposal to ratify the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1998; and

       3. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on February 6, 1998 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     The Directors hope that you will find it convenient to attend the Meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Meeting. Returning your proxy does not deprive you of your right to attend the Meeting and vote your shares in person.



                                              /s/ George G. Meyer
                                              ----------------------------
                                              George G. Meyer, Secretary

February 13, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Central Sprinkler Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held on Monday, March 9, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The approximate date upon which this Proxy Statement and the form of proxy are to be mailed to shareholders is February 13, 1998.

     If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised by giving written notice to the Secretary of the Company, but mere attendance at the Meeting, without such notice, will not revoke the proxy. Shares represented by a valid proxy that is received pursuant to this solicitation and not revoked before it is exercised will be voted as provided on the proxy at the Meeting or any adjournments thereof.

     The Company's executive offices are located at 451 North Cannon Avenue, Lansdale, Pennsylvania 19446.

                             VOTING AT THE MEETING

     Only holders of shares of Common Stock of the Company (the "Common Stock") of record at the close of business on February 6, 1998 will be entitled to vote at the Annual Meeting. On February 6, 1998, 3,845,637 shares of Common Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Except for the election of directors, for which a plurality is required, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the adoption of the proposals to ratify the selection of the independent accountants, or to take action with respect to any other matter as may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the selection of the independent accountants (but not for the election of directors). Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to ratify the selection of the independent accountants will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present at the Meeting in person or represented by proxy at the Meeting and entitled to vote.

     Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have the authority under the rules of the NYSE to vote those shares with respect to the election of directors and the proposal to ratify the selection of the independent accountants if they have not received instructions from a beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors and the adoption of the proposal to ratify the selection of the independent accountants because such shares will not be considered shares present and entitled to vote with respect to such matters.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy whether or not you plan to attend the meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent (StockTrans, Inc.) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.

                              SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 1, 1998 by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (2) each director of the Company, (3) each executive officer named in the summary compensation table included elsewhere herein and (4) all executive officers and directors as a group. Percentages of less than one percent have been omitted. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse, and the individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

                                                                              Amount and Nature     Percent
                                                                                of Beneficial          of
                                                                                  Ownership          Class
                                                                             -------------------   ---------
Over 5% Shareholders
   Central Sprinkler Corporation Employee Stock ..........................          583,000        15.2%
     Ownership Plan (the "Central ESOP")(1)
      451 North Cannon Avenue, Lansdale, PA 19446

   Heartland Advisors, Inc.(2) ...........................................          480,400        12.5%
     790 N. Milwaukee Street, Milwaukee, WI 53202

   Delaware Management Holdings, Inc. (2) ................................          441,200        11.5%
     2005 Market Street, Philadelphia, PA 19103

   Wellington Management Company, LLP(2) .................................          368,073         9.6%
     75 State Street, Boston, MA 02109

   Dimensional Fund Advisors, Inc.(2) ....................................          257,600         6.7%
     1229 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

   Investment Counselors of Maryland, Inc.(2) ............................          195,000         5.1%
     803 Cathedral Street, Baltimore, MD 21201

   William J. Meyer(3) ...................................................          257,953         6.5%
   George G. Meyer(4) ....................................................          431,111        10.4%
   Stephen J. Meyer(5) ...................................................          361,778         8.9%
     451 North Cannon Avenue, Lansdale, PA 19446

Directors
   Winston J. Churchill(6) ...............................................            6,000           *
   Barbara M. Henagan(6) .................................................            6,508           *
   Joseph L. Jackson(6) ..................................................            6,325           *
   Richard P. O'Leary(7) .................................................           13,925           *
   Thomas J. Sharbaugh(8) ................................................            6,498           *
   Timothy J. Wagg(6) ....................................................            6,000           *

Executive Officers
   James R. Buchanan(9) ..................................................           85,966         2.2%
   Albert T. Sabol(10) ...................................................           37,467           *
   All executive officers and directors as a group (21 persons)(11) ......        1,381,309        26.4%

------------
*Less than 1%

 (1) The amount shown excludes 194,000 shares that have been allocated to Central ESOP participants and will be voted by such participants pursuant to the Central ESOP provisions. Shares that are not voted by such participants, along with the remaining unallocated shares, will be voted by the Central ESOP trustees pursuant to the provisions of the Central ESOP, which provides that such shares shall be voted in accordance with the directions received with respect to the plurality of the allocated shares. Mr. George Meyer and Mr. Sabol are two of three trustees of the Central ESOP and each of them disclaims beneficial ownership of the shares owned of record by the Central ESOP.

 (2) As reported on Schedules 13G filed with the Securities and Exchange Commission on: (i) January 12, 1998 in the case of Heartland Advisors, Inc.; (ii) February 12, 1997 in the case of Delaware Management Holdings, Inc.; and (iii) February 14, 1997 in the case of Investment Counselors of Maryland, Inc. Heartland Advisors, Inc. reported sole dispositive power with respect to 480,400 shares and sole voting power over 475,900 shares. Delaware Management Holdings, Inc. reported sole dispositive power over 441,200 shares and sole voting power over 5,890 shares. Investment Counselors of Maryland, Inc. reported sole dispositive power over 195,000 shares and sole voting power over 185,000 shares. Wellington Management Company, LLP has informed the Company that as of September 30, 1997, it had shared dispositive power over 368,073 shares and shared voting power over 169,760 shares. Dimensional Fund Advisors, Inc. has informed the Company that as of December 31, 1997, it had sole dispositive power over 257,600 shares and sole voting power over 76,200 shares.

 (3) The amount shown includes (i) 116,875 shares that may be acquired under currently exercisable options and (ii) 3,503 shares held for his account in the Central ESOP.

 (4) The amount shown includes (i) 303,875 shares that may be acquired under currently exercisable options and (ii) 3,998 shares held for his account in the Central ESOP.

 (5) The amount shown includes (i) 231,875 shares that may be acquired under currently exercisable options and (ii) 3,965 shares held for his account in the Central ESOP.

 (6) The amount shown includes 6,000 shares that may be acquired under currently exercisable options.

 (7) The amount shown includes 6,000 shares that may be acquired under currently exercisable options. Does not include 42,000 shares that may be acquired under options that are not exercisable within 60 days.

 (8) The amount shown includes (i) 6,000 shares that may be acquired under currently exercisable options and (ii) 125 shares that are owned by Mr. Sharbaugh's minor daughter.

 (9) The amount shown includes (i) 39,375 shares that may be acquired under currently exercisable options and (ii) 3,405 shares held for his account in the Central ESOP. Does not include 7,500 shares that be acquired under options that are not exercisable within 60 days.

(10) The amount shown includes (i) 31,875 shares that may be acquired under currently exercisable options and (ii) 2,767 shares held for his account in the Central ESOP. Does not include 7,500 shares that may be acquired under options that are not exercisable within 60 days.

(11) The amount shown includes (i) 847,750 shares that may be acquired under currently exercisable options and (ii) 35,474 shares held for their account in the Central ESOP. Does not include 87,000 shares that may be acquired under options that are not exercisable within 60 days.

                     NOMINATION AND ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors will consist of three to eleven directors, as determined from time to time by resolution of the Board. The Board has fixed the number of directors at nine, all of whom are to be elected at the 1998 Annual Meeting. Each such director will serve until the 1999 Annual Meeting and until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

     If any nominee becomes unavailable for any reason or if a vacancy occurs for any other reason before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies.

     The Board of Directors recommends a vote FOR each of the nominees for director.

Nominees

     The persons nominated to be directors of the Company are listed below. All of the nominees listed below are currently directors of the Company.

                                  Position(s) with the Company and, where indicated, with
                                        the Company's primary operating subsidiary,
         Name             Age         Central Sprinkler Company ("Central Sprinkler")
----------------------   -----   ---------------------------------------------------------
Winston J. Churchill      57     Chairman of the Board and Director
George G. Meyer           48     President, Chief Executive Officer, Secretary, Treasurer
                                 and Director; President and Chief Executive Officer of
                                 Central Sprinkler
Stephen J. Meyer          46     Director; Senior Executive Vice President of Central
                                 Sprinkler
Richard P. O'Leary        59     Director; Chief Operating Officer of Central Sprinkler
Barbara M. Henagan        38     Director
Joseph L. Jackson         70     Director
William J. Meyer          77     Director
Thomas J. Sharbaugh       45     Director
Timothy J. Wagg           63     Director

     WINSTON J. CHURCHILL -- Mr. Churchill has been Chairman of the Board and a director of the Company and a director of Central Sprinkler since 1984. Mr. Churchill has been the President of Churchill Investment Partners, Inc., a private investment firm, since 1989. He was a partner of Bradford Associates, a private investment firm, from 1984 to 1989. Mr. Churchill is also Chairman of the Board of IBAH, Inc., Geotek Communications, Inc. and Tescorp, Inc.

     GEORGE G. MEYER -- Mr. Meyer has been President since 1997 and Chief Executive Officer since 1987 and Secretary and Treasurer of the Company since 1985, and a director of the Company and President and a director of Central Sprinkler since 1984. He was Executive Vice President of the Company from 1985 to 1987.

     STEPHEN J. MEYER -- Mr. Meyer has been a Senior Executive Vice President since 1997 and a director of the Company since 1986. He was Executive Vice President of Central Sprinkler from 1986 until 1997. He has been a director of Central Sprinkler since 1983.

     RICHARD P. O'LEARY -- Mr. O'Leary has been a director of the Company since 1990 and has been the Chief Operating Officer of Central Sprinkler since November 1997. He was a consultant, and he was former Vice President of Betz Laboratories, Inc. from January 1990 until his retirement in March 1991. He was President and Chief Operating Officer of Betz Equipment Systems, a division of Betz Laboratories, Inc., from 1987 and Vice President & General Manager of Betz Genesis Division of Betz Laboratories, Inc. prior to that time.

     BARBARA M. HENAGAN -- Ms. Henagan has been a director of the Company since 1986. She has been a Senior Managing Director of Bradford Ventures Ltd., a private investment firm, since 1992. Between 1990 and 1992, she was a Managing Director of Bradford Ventures Ltd. Ms. Henagan has been a general partner of Bradford Associates since 1986.

     JOSEPH L. JACKSON -- Mr. Jackson has been a director of the Company since 1986. He has been the Executive Vice President of Churchill Investment Partners, Inc., a private investment firm, since 1990. Mr. Jackson was also Secretary and Treasurer (from 1990 to 1993) and Chief Financial Officer (from 1992 to 1993) of IBAH, Inc. He was Executive Director-Corporate Treasury of Bell Atlantic Corporation from December 1987 until his retirement in December 1989.

     WILLIAM J. MEYER -- Mr. Meyer has been a director of the Company since 1984 and a director of Central Sprinkler since 1975. From 1984 until 1997, Mr. Meyer served as the President of the Company and the Chairman of the Board of Central Sprinkler. He also served Central Sprinkler as Treasurer between 1975 and 1997 and as President from 1975 to 1984. In 1997, Mr. Meyer resigned as President of the Company and as the Chairman and Treasurer of Central Sprinkler and accepted a position as Senior Consultant of the Company and Central Sprinkler.

     THOMAS J. SHARBAUGH -- Mr. Sharbaugh has been a director of the Company since 1986. He has been a partner in the law firm of Morgan, Lewis & Bockius LLP since 1988.

     TIMOTHY J. WAGG -- Mr. Wagg has been a director of the Company since 1984. He is a Financial Consultant and he was Vice President, Administration of Stone-Consolidated Inc. (forest products and packaging, formerly Consolidated-Bathurst Inc.) from March 1989 until his retirement in July 1991. He served as Vice President, Planning and Administration from November 1988 to March 1989, and as Vice President, Finance prior to that time.

     George G. Meyer and Stephen J. Meyer are siblings and they are the sons of William J. Meyer.

General Information about Board of Directors

     There were five regular meetings and one special meeting of the Board of Directors in the 1997 fiscal year. During this period, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which such incumbent was a director, and
(2) the total number of meetings held by all committees of the Board on which such incumbent served.

Director Compensation

     Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive $2,000 for each meeting attended, as well as an annual retainer of $8,000. In addition, upon the date that directors are elected or reelected, each non-employee director shall receive options to acquire 3,500 shares of

Common Stock under the 1996 Equity Compensation Plan. The price per share shall be equal to the fair market value of the Common Stock as determined in accordance with the terms of the plan. The options are exercisable immediately and for ten years from the date of grant.

Board Committees

     The Board of Directors has a number of committees, including an Audit Committee and a Compensation Committee, but it does not have a Nominating Committee. Non-employee directors are paid $750 for each Audit Committee meeting or other committee meeting that is held independently of a meeting of the full Board, and $500 for each other committee meeting held in connection with a meeting of the full Board.

     The Audit Committee consists of two non-employee directors, Messrs. Wagg and Jackson. The Audit Committee meets with the Company's independent auditors and with the appropriate corporate officers for the purposes of reviewing matters relating to the corporate financial reporting and accounting procedures and policies of the Company and its subsidiaries and reporting thereon to the Board of Directors. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors, subject to ratification by the shareholders at the Annual Meeting. The Audit Committee held four meetings during the 1997 fiscal year.

     The Compensation Committee consists of three directors, Ms. Henagan and Messrs. Churchill and Sharbaugh. The Compensation Committee reviews with the principal executive officers of the Company the compensation of all officers of the Company and its subsidiaries. It also negotiates the terms of employment of the principal executive officers of the Company and its subsidiaries and negotiates such employment contracts as may be necessary in connection therewith. The Compensation Committee held four meetings during the 1997 fiscal year.

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation of the Company's President and Chief Executive Officer and the four other most highly compensated executive officers of the Company or its operating subsidiary, Central Sprinkler, for the fiscal years ended October 31, 1997, 1996 and 1995. The table includes William J. Meyer, who resigned from his offices on November 1, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                  Annual Compensation            Compensation
                                           ----------------------------------   -------------
           Name and Principal                                                                         Other
                Position                    Year       Salary        Bonus        Payout(1)      Compensation(2)
----------------------------------------   ------   -----------   -----------   -------------   ----------------
George G. Meyer                            1997     $350,000      $278,580                --        $10,710
 President and Chief Executive Officer     1996      350,000       202,327                --         10,479
                                           1995      332,692       401,700                --         10,587

William J. Meyer                           1997      220,000       278,580          $120,000         47,334
 Former President                          1996      220,000       207,070           120,000         44,426
                                           1995      220,000       418,180           120,000         24,104

Stephen J. Meyer                           1997      250,000       208,935                --         10,016
 Senior Executive Vice President,          1996      250,000       155,302                --          9,872
 Central Sprinkler                         1995      240,481       305,890                --          9,964

James R. Buchanan                          1997      175,000        69,645                --          9,486
 Executive Vice President,                 1996      168,000        47,025                --          9,247
 Sales of Central Sprinkler                1995      165,923        88,065                --          9,778

Albert T. Sabol                            1997      175,000        69,645                --         10,622
 Executive Vice President,                 1996      168,000        47,025                --         10,051
 Finance and Chief Financial               1995      162,807        88,065                --         10,537
 Officer of the Company and
 Central Sprinkler

------------
(1) Amount represents payments under a deferred compensation arrangement, pursuant to such executive officer's then current employment agreement, which pays the executive officer $10,000 per month from August 1993 through July 1998.

(2) (a) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Company's 401(k) Profit Sharing Plan: 1997, 1996 and 1995 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $3,000.

    (b) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Central ESOP: 1997 and 1996 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $4,645; and 1995 -- George G. Meyer, William J. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $4,962.

    (c) Includes premiums for term life insurance paid by the Company on behalf of the executive officer for the year indicated: 1997 -- George G. Meyer, $3,065; William J. Meyer, $39,689; Stephen J. Meyer, $2,371;

  James R. Buchanan, $1,841; and Albert T. Sabol, $2,977; 1996 -- George G. Meyer, $2,834; William J. Meyer, $36,781; Stephen J. Meyer, $2,227; James R. Buchanan, $1,602; and Albert T. Sabol, $2,406 and 1995 -- George G. Meyer, $2,625; William J. Meyer, $16,142; Stephen J. Meyer, $2,002; James R. Buchanan, $1,816; and Albert T. Sabol, $2,575. The death benefit under such life insurance is three times the executive officer's annual salary.

     The following table sets forth certain information concerning grants of stock options made during the year ended October 31, 1997 to the persons named in the Summary Compensation Table.


                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                              Potential Realization Value
                                Number of       % of Total                                     at Assumed Annual Rates of
                               Securities        Options                                      Stock Price Appreciation for
                               Underlying       Granted to      Exercise                         Option Term (10 years)(1)
                                 Options         Employees         Price       Expiration     -----------------------------
            Name                 Granted      In Fiscal Year     ($/share)        Date            5%                10%
---------------------------   ------------   ----------------   -----------   ------------    ----------        -----------
George G. Meyer ...........      18,000             4.0%         $ 30.00         12/15/06       $     0           $288,720
                                 42,000             9.4%           35.00         12/15/06             0            463,680
                                 48,000            10.7%           40.00         12/15/06             0            289,920
                                 54,000            12.1%           45.00         12/15/06             0             56,160
                                 60,000            13.4%           50.00         12/15/06             0                  0
William J. Meyer ..........       6,000             1.3%           30.00         12/15/06             0             96,240
                                 12,000             2.7%           35.00         12/15/06             0            132,480
                                 12,000             2.7%           40.00         12/15/06             0             72,480
Stephen J. Meyer ..........      12,000             2.7%           30.00         12/15/06             0            192,480
                                 24,000             5.4%           35.00         12/15/06             0            264,960
                                 30,000             6.7%           40.00         12/15/06             0            181,200
                                 36,000             8.1%           45.00         12/15/06             0             37,440
                                 48,000            10.7%           50.00         12/15/06             0                  0
James R. Buchanan .........       5,000             1.1%           24.05         12/15/06        24,300            109,950
Albert T. Sabol ...........       5,000             1.1%           24.05         12/15/06        24,300            109,950

------------
 (1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     The following table summarizes certain information regarding the number and value of stock options for the persons named in the Summary Compensation Table at October 31, 1997. Year end values are based upon the closing price of a share of the Company's Common Stock on October 31, 1997 of $18.625


               AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1997
                    AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                  Number of
                                  Shares                          Securities              Value of
                                 Acquired                         Underlying            Unexercised
                               on Exercise                   Unexercised Options        In-the-Money
                                 (Number         Value       at October 31, 1997         Options at
            Name                of Shares)     Realized     (Number of Shares)(1)     October 31, 1997
---------------------------   -------------   ----------   -----------------------   -----------------
George G. Meyer ...........      31,250        $270,313            303,875                $526,247
William J. Meyer ..........      31,250         270,313            116,875                 550,372
Stephen J. Meyer ..........      31,250         270,313            231,875                 526,247
James R. Buchanan .........          --              --             46,875                 161,996
Albert T. Sabol ...........          --              --             39,375                 117,610

------------
(1) All options listed for George G. Meyer, William J. Meyer and Stephen J. Meyer were exercisable at October 31, 1997. Of the options listed for James R. Buchanan and Albert T. Sabol, 39,375 and 31,875 were exercisable at October 31, 1997, respectively.

Incentive Compensation Plan

     The Company has an Incentive Compensation Plan, administered by the Compensation Committee of the Board of Directors, which provides awards to designated officers and other employees. The plan provides for aggregate awards in an amount equal to 8.0% of consolidated monthly operating income, as defined in the plan, to be credited to the incentive compensation fund each year. In fiscal 1997, this total was allocated to executive officers and key employees, based on specified percentage participations in the Plan. The awards made to the persons named in the Summary Compensation Table are included in the amounts listed in the table.

401(k) Profit Sharing Plans

     All non-union Central Sprinkler employees and certain subsidiary employees who have attained age 21 and completed one year of service are eligible to participate in Central Sprinkler's or a subsidiary's 401(k) Profit Sharing Plan. Under the terms of the plans, the Company has agreed to match 100% of each participant's basic contributions ("Basic Contributions"). The Basic Contribution is limited to 2% of the participant's total compensation. A participant may also make supplemental contributions of up to the maximum permissible amount allowed by law ("Supplemental Contributions"). Basic and Supplemental Contributions are made on a pre-tax basis. In addition, a participant may contribute up to 10% of compensation as an after-tax contribution ("Voluntary Contribution"). The Company may also, in its discretion, make additional contributions to the plans out of its current or accumulated net profits. Any additional Company contribution to a plan would be allocated to the accounts of all participants in the proportion that each participant's Basic Contributions for the year bear to the total Basic Contributions of all participants for the year. All such contributions are subject to applicable contribution and annual addition limitations imposed by the Internal Revenue Code of 1986, as amended.

     Company contributions vest at the rate of 25% after three years of service and an additional 25% for each succeeding year of service. A participant is fully vested in his Basic, Supplemental and Voluntary Contributions at all times and in his Company contributions upon the earliest of completion of six years of service, attainment of age 55, death or disability. A participant may withdraw his Voluntary Contributions once a year. Basic Contributions and earnings on both Basic and Supplemental Contributions may be withdrawn by participant upon attainment of age 59 1/2 or for financial hardship. At termination of employment for any reason, a participant receives his vested benefits in the form of a lump sum cash payment or annuity, or a combination of both.

     A participant may borrow up to the amount of the sum of his Basic, Supplemental and Voluntary Contributions and the vested balance of his Company contributions, except that if the loan amount exceeds $10,000, the limitation is 50% of such sum, and in no event may the loan exceed $50,000. Loans must be repaid within a period and at an interest rate determined by the plan committee.

     Since introduced, the Company has made no discretionary contributions to the plans. The Company's matching contributions that were credited to the accounts of the named persons listed in the Summary Compensation Table above are included in such table.

Deferred Compensation Plan

     In August 1978, Central Sprinkler established a Deferred Compensation Plan for selected officers, at the level of Vice President and above of Central Sprinkler, who have been employees for at least three years. There are no active employees currently in the plan. The plan provides retirement benefits based on individually established percentages of average annual pretax earnings for the three years prior to leaving Central Sprinkler. Vesting is based on age and the number of years of service with Central Sprinkler. Vested amounts are payable to the participant or a surviving spouse over a ten-year period commencing the later of the date the selected officer leaves Central Sprinkler or age 60. The plan also provides for forfeiture of all rights to benefits under certain circumstances.

     Inasmuch as the payments to be made under the plan are tied to earnings, Central Sprinkler has guaranteed minimum retirement payments to those officers selected to participate in the plan. To be eligible for the minimum payments, the participant must remain in the employ of Central Sprinkler until age 62 and, thereafter, not engage in any activities which compete with Central Sprinkler. These minimum payments are to be reduced by amounts earned under the formula described above. Currently, the minimum payments exceed the amount provided under the average earnings formula.

Employment Contracts

     In March 1990, George G. Meyer and Stephen J. Meyer entered into employment agreements with Central Sprinkler, under which their employment could not be terminated without five years' prior notice by either party. George G. Meyer's employment agreement provides for a minimum annual salary of not less than $350,000 and entitles him to an annual bonus for each fiscal year, in an amount equal to a specified dollar payment for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year (the "Income-Based Bonus"). On January 5, 1996, George G. Meyer's employment agreement was amended to reduce his Income-Based Bonus payment, thereby permitting Stephen J. Meyer to participate in the Income-Based Bonus plan without increasing the aggregate bonus percentage paid by the Company. Commencing with the 1995 fiscal year, George G. Meyer is entitled to an Income-Based Bonus equal to $7.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Income-Based Bonus paid to George G. Meyer for the 1996 and 1997 fiscal years was $14,227 and $0, respectively. His agreement also guarantees a minimum participation interest in the Company's Incentive Compensation Plan. Stephen J. Meyer's employment agreement provides for a minimum annual salary of not less than $250,000 and entitles him to a minimum participation interest in the Company's Incentive Compensation Plan. In connection with the aforementioned amendment to George G. Meyer's employment agreement, Stephen J. Meyer's employment agreement was amended on January 5, 1996 to provide him with an Income-Based Bonus for each fiscal year, commencing with the 1995 fiscal year, in an amount equal to $7.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Income-Based Bonus paid to Stephen J. Meyer for the 1996 and 1997 fiscal years was $14,227 and $0, respectively.

     On November 1, 1997, William J. Meyer entered into a ten-year employment agreement with the Company and Central Sprinkler. The agreement provides for an annual salary of $360,000 and requires Mr. Meyer to serve as a senior consultant to the Company and Central Sprinkler.

     In September 1992, James R. Buchanan, William J. Pardue and Albert T. Sabol each entered into an amended employment agreement with Central Sprinkler, which provides for a minimum annual salary of $175,000, $145,000 and $175,000, respectively, for an additional five-year term effective August 1993 through August 1998, and successive one-year renewals, unless notice of termination is given by either the employee or Central Sprinkler at least ninety days prior to the end of the initial or a renewal term. The agreement also guarantees a minimum participation interest in the Company's Incentive Compensation Plan.

     George S. Polan entered into a five-year employment agreement with Central Sprinkler in October 1992. The agreement provides for an annual salary of not less than $95,000. The agreement automatically renews for additional one-year terms unless either party terminates the agreement at the end of a term.

     James E. Golinveaux entered into a three-year employment agreement with Central Sprinkler on November 30, 1995. The agreement provides for an annual salary of not less than $125,000. The agreement automatically renews for additional one-year terms unless notice of termination is given by either the employee or Central Sprinkler at least ninety days prior to the end of the initial or a renewal term.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Barbara M. Henagan and Winston J. Churchill served on the Compensation Committee during fiscal 1997. Ms. Henagan is a partner in Bradford Associates. The Company has agreements with Bradford Ventures Ltd., an affiliate of Bradford Associates, and Churchill Investment Partners, Inc., a company of which Mr. Churchill is the President, under which each entity has agreed to provide various financial consulting services to the Company for an annual fee of $100,000, plus out-of-pocket expenses. The agreements automatically renew for successive one-year terms unless notice of termination is given by either party at least 90 days prior to the end of any term. The Company may terminate the agreement with Bradford Ventures Ltd. by giving 30 days' advance notice. During the 1997 fiscal year, the Company incurred costs for each entity of $100,000 for services rendered and expenses incurred under such agreements.

     Mr. Sharbaugh served on the Compensation Committee during fiscal 1997. He is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1997 fiscal year and expects to do so again during the 1998 fiscal year.

     Notwithstanding anything to the contrary, the following report of the Compensation Committee and the performance graph on page 16 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT

     The Company's Compensation Committee consists of three directors: Winston
J. Churchill, Barbara M. Henagan and Thomas J. Sharbaugh.

     The Company's compensation policies, plans and programs, as developed and implemented by the Compensation Committee, seek to maintain the high level of technical expertise necessary to ensure profitability, to attract and retain professional management and to motivate the Company's executive officers to perform to the full extent of their capabilities.

     The Company has entered into employment agreements with George G. Meyer, the Company's President and Chief Executive Officer, six other current executive officers of the Company and William J. Meyer. The agreements set the base salary of these officers. These agreements expire at various dates from 1998 through 2007, but have renewal terms.

     Mr. George Meyer's salary was $350,000 in fiscal 1997 pursuant to the terms of his employment agreement. In addition to his salary, Mr. Meyer received a bonus of $278,580 in fiscal 1997 under the Incentive Compensation Plan described above. The Committee approved an increase in the base salary for Mr. George Meyer from $250,000 to $350,000 in fiscal 1995. The increase was the result of the Committee's review of Mr. Meyer's performance relating to the Company's improving market share in the sprinkler industry, the results of the Company's investment in research and development, the performance of the Company's stock on the NASDAQ/NMS stock market, the results of operations of the Company and Mr. Meyer's achievement of the Committee's specific goal that he guide the Company with a view toward its long-term competitive position.

     In adjusting an executive officer's base salary and in determining the salary of new executive officers, the Committee sets salaries to be competitive with other comparable companies, taking into consideration the results of the Company, if applicable, the position's complexity and responsibility and the need for special expertise. The Committee makes bonus awards to the executive officers pursuant to the Incentive Compensation Plan described above and under the terms thereof. In addition, the Committee also uses the performance criteria that were used in determining Mr. George Meyer's base salary discussed above. The Company has enjoyed a long-standing relationship with its executive officers, most of whom have worked for the Company for many years. The Committee will continue to match the Company's goals of increased profitability and shareholder return with executive performance.

     The Stock Option Committee, as Plan Administrator of all of the Company's Stock Option Plans, and the Compensation Committee, as Plan Administrator of the Company's Employee Stock Ownership Plan, use stock options and grants of stock as an additional incentive to employees. The objective of these plans is to align employee interests, including senior management, with shareholder long-term interests. Individual grants under the plans are based on individual performance or, with respect to the Central ESOP, annual compensation.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a "public company" for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective November 1, 1994 with respect to the Company. After considering the application of Section 162(m) to its compensation policies, the Committee has determined that the provisions of that Section would not affect the compensation of any of the executive officers of the Company. To the extent that this might not continue to be the case, the Committee would consider any changes necessary to conform to the provisions of Section 162(m).

               Compensation Committee of the Board of Directors

                             Winston J. Churchill
                             Barbara M. Henagan
                             Thomas J. Sharbaugh

Certain Transactions

     The Company leases an aircraft from a business in which Stephen J. Meyer, a director and executive officer of the Company, is the sole proprietor. During fiscal 1997, the Company paid such business $439,000 for the use of such aircraft.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Arthur Andersen LLP as independent public accountants to audit the books, records and accounts of the Company for fiscal year 1998. This firm audited the Company's books for fiscal year 1997, has no ownership interest in the Company and is considered to be well qualified.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions at the meeting. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent public accountants will be considered by the Board of Directors.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as independent public accountants.

                         COMPARATIVE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard & Poors Building Material Index (the "S&P Index") and (ii) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), assuming an investment of $100 on October 31, 1992 in each of the Common Stock of the Company, the NASDAQ Index stocks and the S&P Index stocks. The graph assumes dividend reinvestment.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG CENTRAL SPRINKLER CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                    AND THE S & P BUILDING MATERIALS INDEX


500 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                         #                               |
400 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
300 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                      @  |
    |                                                                         |
    |                                                                      #  |
    |                                                      #                  |
200 |------------------------------------------------------@------------------|
    |                                         @                            +  |
    |               #                                                         |
    |                                                      +                  |
    |                                                                         |
    |               @+            #@          +                               |
100 |#@+--------------------------+-------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
  0 |-------------------------------------------------------------------------|
     10/92        10/93         10/94        10/95        10/96         10/97

                              10/92        10/93       10/94       10/95      10/96       10/97
-----------------------------------------------------------------------------------------------
# Central Sprinkler           100           163         125         413        222         233
@ NASDAQ Stock Market U.S.    100           129         130         174        206         271
+ S&P Building Materials      100           133         106         130        152         183

* $100 INVESTED ON 10/31/92 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING OCTOBER 31.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter which will be presented at the Meeting for action by the shareholders. However, if other matters properly come before the Meeting, or any adjournment thereof, it is intended that the proxies will be voted according to the judgment of the person authorized to act by the proxies. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of such instructions, the shares will be voted for the nominees of the Company in the election of directors and for the other proposals specified in the Notice.

     The expense of this solicitation will be paid by the Company. If necessary, some of the officers of the Company and regular employees of Central Sprinkler may solicit proxies personally or by telephone.

     Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules, but without exhibits) may be obtained free of charge by writing to: Central Sprinkler Corporation, 451 North Cannon Avenue, Lansdale, Pennsylvania 19446. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.

     A copy of the Company's 1997 Annual Report to Shareholders, which includes financial statements, is being transmitted herewith, but does not form a part of the proxy solicitation materials.

     Shareholders are reminded that proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders in 1999 must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that Meeting by October 8, 1998.

     The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. You may revoke your proxy before it is exercised by giving written notice to the Secretary of the Company, and you may vote in person if you attend the Meeting.

PROXY                PROXY CENTRAL SPRINKLER CORPORATION


                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 9, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints WILLIAM J. MEYER and GEORGE G. MEYER, and each of them, jointly and severally, proxies, with full power of substitution, to vote, as designated below and on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote on the election of directors, the proposals on the reverse side hereof and on all other matters which may come before the 1998 Annual Meeting of Shareholders of Central Sprinkler Corporation or any adjournment thereof.
     The shares represented by this Proxy, duly executed, will be voted. If instructions are given in the spaces below and on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 below and in favor of Proposal 2 set forth on the reverse side hereof.

1. ELECTION OF DIRECTORS.

   FOR all nominees listed  / /        WITHHOLD AUTHORITY to vote for  / /
   (except as marked to                all nominees listed below
   the contrary)

(Winston J. Churchill, William J. Meyer, George G. Meyer, Stephen J. Meyer, Barbara M. Henagan, Joseph L. Jackson, Richard P. O'Leary, Thomas J. Sharbaugh and Timothy J. Wagg)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

                                    (Continued and to be signed on reverse side)

2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                      FOR / /   AGAINST / /   ABSTAIN / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                      Dated:-----------------------------, 1998



                                      ---------------------------------- [SEAL]
                                      Signature


                                      ----------------------------------------
                                      Signature if held jointly